UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 22, 2025

Lord Abbett Private Credit Fund S

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01843	99-5126353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Street Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 522-2388

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

As of June 30, 2025, Lord Abbett Private Credit Fund S ("we", the "Company" or the "Fund"), issued and sold approximately 796,178 of the Company’s common shares of beneficial interest (the “Common Shares”) for an aggregate offering price of approximately $20 million, reflecting a purchase price of $25.12 per Common Share (with the final number of Common Shares being determined on July 22, 2025).

The offer and sale of Common Shares was made pursuant to subscription agreements entered into by the Company and its shareholders. The issuance of the Common Shares is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Company relied, in part, upon representations from the shareholders in the subscription agreements that each shareholder was an accredited investor as defined in Regulation D under the Securities Act.

Item 7.01. Regulation FD Disclosure.

Company's Portfolio:

As of June 30, 2025, the Company had made loans to 23 portfolio companies with an aggregate loan commitment amount of approximately $287 million and par value of approximately $217 million, The portfolio consists of 94% first lien debt investments and 6% investments in a joint venture, based on par value or in the case of investments in a joint venture, cost. As of June 30, 2025, 100% of the debt investments, based on par value, in the Company's portfolio were at floating rates. As of June 30, 2025, 100% of the Company’s total loan commitments were in private senior secured loans. The following table presents information concerning portfolio companies to which the Company has made loans.

Portfolio Company Metrics(1):
Median 12-month EBITDA:	$72 million(2)
Weighted average net leverage:	4.5x(2)(3)
Weighted average loan to value:	41%(2)(4)
Weighted average interest coverage:	2.3x(2)(5)
Weighted average yield on debt investments, at cost:	9.8%(6)

_______________________

(1)	Amounts were derived from the most recently available financial statements provided by portfolio companies which have not been independently verified by us and may reflect a normalized or adjusted amount. Such amounts have not been independently estimated by us, and accordingly, we take no responsibility for such numbers and make no representation or warranty in respect of this information.

(2)	Metrics exclude one recurring revenue investment, which are investments in portfolio companies in which the Company lends based on a multiple of recurring revenue generated by the portfolio company and not based on a multiple of EBITDA. Weighted average metrics are calculated as a percentage of funded par value of debt investments..
(3)	Net leverage is the ratio of total senior debt minus cash divided by EBITDA and taking into account leverage through the tranche to which the Company is a lender.

(4)	Calculated using total senior debt minus cash divided by total enterprise value estimated by the private equity sponsor or market comparables.

(5)	Interest coverage for a particular portfolio company is calculated by taking EBITDA and dividing by annualized latest reported interest expense.

(6)	Computed as (a) the annual stated spread, plus reference rate, as applicable, plus the annual accretion of discounts, plus the annual unused fees, as applicable on debt securities divided by (b) total debt investments at cost included in such securities. Actual yields earned over the life of each investment could differ materially from the yields presented herein.

During the period from June 1, 2025, through June 30, 2025, the Company had new investment commitments of approximately $22.6 million, 100% of which were private senior secured loans and one investment in a joint venture (as described below).

The table below shows the Company's investment activity during the period June 1, 2025, through June 30,2025. Amounts shown for commitment amount and par value (or in the case of investments in a joint venture, cost) are as of June 30, 2025:

Issuer	Commitment Amount ($ in millions)	Par Amount ($ in millions)
LeadVenture, Inc	$10.8	$8.9
Vacation Rental Brands, LLC	$10.8	$9.4
Other(1)	$1.0	$1.0
Total	$22.6	$19.3

_______________________

(1)	“Other” represents the Company’s position in a joint venture with Stifel Bank & Trust called SBLA II Private Credit LLC, which holds a portfolio of loans to underlying borrowers.

Item 8.01. Other Events.

Distribution:

On July 24, 2025, the Company declared a distribution of approximately $0.21 per share to shareholders of record as of July, 31 2025 to be payable on August 27, 2025.

Net Asset Value

As of June 30, 2025, the Company’s aggregate net asset value (“NAV”) was approximately $102.4 million. The NAV per share of Common Shares as of June 30, 2025, as determined in accordance with the Company’s valuation policy, was $25.12 per Common Share.

Final results related to all of the above information and other information may differ materially as a result of the completion of the Company’s financial closing procedures, which will occur between the date hereof and the completion of the financial statements and the filing of the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORD ABBETT PRIVATE CREDIT FUND S

Date: July 28, 2025	By:	/s/ Salvatore Dona
	Name:	Salvatore Dona
	Title:	Chief Financial Officer